UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 7, 2015

Roomlinx, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-26213	83-0401552
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Continental Plaza - 6th Floor
433 Hackensack Avenue
Hackensack, New Jersey 07601
                                            (201) 968-9797
(Address of Principal Executive Offices)  (Zip Code)

                                      (201) 968-9797
(Registrant's Telephone Number, Including Area Code)

                                                  N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry Into a Material Definitive Agreement

On October 7, 2015, Roomlinx, Inc. (the “Company”) and its wholly-owned subsidiary, SignalShare Infrastructure, Inc. (“SSI”), entered into the Second Amendment to Amended and Restated Revolving Credit and Security Agreement with Cenfin, LLC, dated March 24, 2014, as previously amended on June 30, 2015 (the “Second Amendment”).

The material terms of the Second Amendment are as follows:

1.           The interest rate on each Revolving Loan (as defined) was increased to the Federal Funds Rate plus 13%, from 5%.

2.           Subject to compliance by the Company and SSI with the terms and conditions of the Second Amendment and the Loan Agreement, Cenfin agreed to forebear from exercising its rights and remedies against SSI with respect to the default which occurred as a result of non-payment on September 29, 2015 until the earlier of November 7, 2015 or a Forebearance Default (as defined) occurs (the “Forebearance Period”).  SSI also agreed during the Forebearance Period not to make any payments to creditors or lenders of SSI without Cenfin’s prior written consent, except for contractual payments, in the ordinary course of business to vendors of SSI.

The Company agreed during the Forebearance Period not to make any payments to creditors or lenders of the Company (other than NFS Leasing) without first giving Cenfin two (2) business days prior written notice, except for contractual payments to vendors in the ordinary course of business.

The foregoing description of the Second Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Exhibit 9.01      Financial Statements and Exhibits

Exhibit No.	Description

10.1	Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of October 7, 2015, by and among Roomlinx, Inc., SignalShare Infrastructure, Inc. and Cenfin, LLC.

SIGNATURE PAGE TO FOLLOW

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: Octonber 14, 2015	ROOMLINX, INC.

By: /s/ Aaron Dobrinsky
Name: Aaron Dobrinsky
Title: Chief Executive Officer